EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into on December 18, 2023 and effective as of January 1, 2024 (the “Effective Date”), by and between IMMUNIC, INC., a Delaware corporation (the “Company”), and ANDREAS ROLF MUEHLER (the “Executive”), with residential address of [●].

WHEREAS, the Company desires that the Executive be retained to continue to serve in the capacity of Chief Medical Officer of the Company, and the Executive has agreed to continue to serve in such position in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other valuable consideration, the Company and the Executive hereby agree as follows:

1.                  Certain Definitions. Capitalized terms shall have the meanings set forth on Exhibit A attached hereto.

2.                  Term of Employment. The Company shall continue to employ the Executive, and the Executive shall continue to accept employment, upon the terms and conditions set forth in this Agreement for the period commencing on the Effective Date and ending on the earlier of: (a) December 31, 2026 and (b) the Executive’s Date of Termination as provided in Section 6 (such period shall be referred to as the “Initial Term of Employment”). The Company shall provide written notice of non-renewal at least three (3) months, or the Executive shall provide written notice of non-renewal at least six (6) months, before the end of Initial Term of Employment, if such negotiation in good faith for an extension to this Agreement will no longer be sought. In the event the parties negotiate an extension of this Agreement, the extended period, together with the Initial Term of Employment shall be referred to in this Agreement as the “Term of Employment”.

3.                  Executive’s Duties and Obligations.

(a)               Duties. The Executive shall serve as the Company’s Chief Medical Officer. The Executive shall be responsible for all duties customarily associated with the Chief Medical Officer of a publicly-traded company. The Executive shall report directly to the Company’s Chief Executive Officer (“CEO”) and shall be subject to reasonable policies established by the CEO.

(b)               Location of Employment. The Executive’s principal place of business shall be primarily his home office, to the extent it does not interfere with work assignments, or at the headquarters of the Company to be located in New York, New York. In addition, the Executive acknowledges and agrees that the performance by the Executive of the Executive’s duties shall require frequent travel including, without limitation, overseas travel from time to time.

(c)               Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement. In consideration of the covenants contained herein, the Executive has executed and agrees to be bound by the Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement (the “Confidentiality Agreement”) attached to this Agreement as Exhibit B. The Executive shall comply at all times with the covenants (including covenants not to compete or solicit employees, consultants and independent contractors) and other terms and conditions of the Confidentiality Agreement and all other reasonable policies of the Company governing its confidential and proprietary information. The Executive’s obligations under the Confidentiality Agreement shall survive the Term of Employment.

4.                  Devotion of Time to the Company’s Business.

(a)               Efforts. During the Term of Employment, the Executive shall devote fifty percent (50%) of his business time, attention and effort to the affairs of the Company, excluding any periods of disability, vacation, or sick leave to which the Executive is entitled, and shall use his reasonable best efforts to perform the duties properly assigned to him hereunder and to promote the interests of the Company. It is agreed the Executive shall devote the remaining fifty percent (50%) of his business time to Immunic AG.

(b)               Other Activities. The Executive may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements and may manage personal investments; provided that such activities do not individually or in the aggregate significantly interfere with the performance of his duties under this Agreement. In addition, Executive may engage in certain limited consulting agreements as provided in the Service Agreement effective as of January 1, 2024 with Immunic AG.

5.                  Compensation and Benefits.

(a)               Base Salary. The Company shall pay to the Executive in accordance with its normal payroll practices (but not less frequently than monthly) an annual salary at a rate of two hundred and fifty thousand dollars ($250,000) per annum (“Base Salary”). The Executive’s Base Salary shall be reviewed at least annually for the purpose of determining increases, if any, based on the Executive’s performance, the performance of the Company, then prevailing salary scales for comparable positions, inflation and other relevant factors. Effective as of the date of any increase in the Executive’s Base Salary, Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement and may not thereafter be reduced. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to the Executive under this Agreement.

(b)               Annual Bonus. During the Term of Employment, the Executive shall be eligible to receive an annual cash incentive award (“Annual Bonus”) pursuant to the bonus plan then in effect for executive employees of the Company (the “Bonus Plan”). All Annual Bonuses are subject to the terms and conditions of then-current Bonus Plan adopted by the Company. If the Executive achieves his target performance goals for a Fiscal Year, which goals shall be determined by the Compensation Committee of the Board on an annual or more frequent basis, the Annual Bonus shall be not less than forty percent (40%) of his Base Salary. To be eligible to receive an Annual Bonus, the Executive must be actively employed by the Company at the time the Annual Bonus, if any, is paid; provided, however, that if the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason, or upon non-renewal by the Executive as provided in Section 2, Executive shall be entitled to receive a pro-rated Annual Bonus for such Fiscal Year, subject to his achievement of his target performance goals prior to such termination. Any such pro-rated bonus shall be paid within thirty (30) days of the Executive’s termination of employment.

(c)               Benefits. During the Term of Employment, the Executive shall be entitled to participate in all employee benefit plans, programs and arrangements made available generally to the Company’s senior executives or to other full-time employees on substantially the same basis that such benefits are provided to such senior executives of a similar level or to other full-time employees (including, without limitation profit-sharing, savings and other retirement plans or programs (e.g., a 401(k) plan)), long-term cash incentive plan, program or arrangement, medical, dental, hospitalization, vision, short- term and long-term disability and life insurance plans or programs, accidental death and dismemberment protection, travel accident insurance, and any other fringe benefit or employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans or programs that supplement the above-listed types of plans or programs (whether funded or unfunded); provided, however, that during the Term of Employment, the Executive shall not be eligible to participate in any generally available severance benefit plan, program or arrangement sponsored or maintained by the Company. Nothing in this Agreement shall be construed to require the Company to establish or maintain any such fringe or employee benefit plans, programs or arrangements. If a conflict should exist between similar benefits afforded under any Company policy and the benefits afforded under this Agreement, to the extent that this Agreement shall provide for greater benefits, the terms of this Agreement shall control.

(d)               Vacations. During the Term of Employment, the Executive shall be entitled to an annual aggregate maximum of thirty (30) days’ vacation under this Agreement and his Service Agreement with Immunic AG.

(e)               Reimbursement of Expenses. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable business-related or employment-related expenses incurred by the Executive upon the receipt by the Company of reasonable documentation in accordance with standard practices, policies and procedures applicable to other senior executives of the Company.

6.                  Termination of Employment. The Term of Employment shall be automatically terminated upon the first to occur of the following:

(a)               Death. The Executive’s employment shall terminate immediately upon the Executive’s death.

(b)               Disability. If the Executive is Disabled, either party may terminate the Executive’s employment due to such Disability upon delivery of written notice to the other party. The effective date of such termination of employment will be the Date of Termination set forth in such written notice or immediately upon delivery of such written notice if no effective date is specified in the written notice. For avoidance of doubt, if the Executive’s employment is terminated pursuant to this Section 6(b), his employment will not constitute a termination of employment by the Company without Cause or by the Executive for Good Reason.

(c)               Termination by the Executive Without Good Reason. The Executive may terminate his employment for any reason other than Good Reason upon his delivery of written notice to the Company at least thirty (30) days prior to his Date of Termination.

(d)               Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason if (i) not later than ninety (90) days after the occurrence of any act or omission that constitutes Good Reason, the Executive provides the Company with a written notice setting forth in reasonable detail the acts or omissions that constitute Good Reason, (ii) the Company fails to correct or cure the acts or omissions within thirty (30) days after it receives such written notice, and (iii) the Executive terminates his employment with the Company after the expiration of such cure period but not later than sixty (60) days after the expiration of such cure period.

(e)               Termination by the Company Without Cause. The Company may terminate the Executive’s employment without Cause upon delivery of written notice to the Executive at least thirty (30) days prior to his Date of Termination.

(f)                Termination Upon Non-Renewal. Unless otherwise agreed to by the parties, the Executive’s employment shall terminate on the last day of the Initial Term of Employment if either the Company or the Executive provides the other party with a written notice of non-renewal of this Agreement in accordance with Section 2 and the parties do not extend this Agreement prior to the expiration of the Initial Term of Employment (“Non-Renewal”).

(g)               Termination by the Company for Cause. Upon the occurrence of any act or omission that constitutes Cause, the Company may terminate the Executive’s employment upon delivery of written notice to the Executive at least fifteen (15) days prior to his Date of Termination, unless the Executive cures such acts or omissions constituting Cause to the satisfaction of the Company prior to the expiration of such period.

7.                  Compensation and Benefits Payable Upon of Termination of Employment.

(a)               Payment of Accrued But Unpaid Compensation and Benefits. Upon the Executive’s termination of employment for any reason, the Executive (or his Beneficiary following the Executive’s death) shall receive (i) a lump sum payment on the Date of Termination in an amount equal to the sum of the Executive’s earned but unpaid Base Salary through his Date of Termination plus his accrued but unused vacation days at the Executive’s Base Salary in effect as of his Date of Termination; plus (ii) any other benefits or rights the Executive has accrued or earned through his Date of Termination in accordance with the terms of the applicable fringe or employee benefit plans and programs of the Company. Except as provided in Section 7(b) or Section 7(c) below or as expressly provided pursuant to the terms of any employee benefit plan, the Executive will not be entitled to earn or accrue any additional compensation or benefits for any period following his Date of Termination.

(b)               Termination of Employment Due to Death or Disability. In addition to the compensation and benefits payable under Section 7(a) above, if the Executive’s employment is terminated due to his death or Disability, the Executive (or his Beneficiary following the Executive’s death) shall receive:

(i)                 the Executive’s accrued but unpaid Annual Bonus, if any, for the Fiscal Year ended prior to his Date of Termination payable at the same time annual bonuses for such Fiscal Year are paid to other key executives of the Company pursuant to the terms of the Bonus Plan; and

(ii)              one hundred percent (100%) of the Executive’s outstanding Equity Awards as of the Date of Termination will be fully vested and exercisable.

(c)               Termination of Employment by the Company Without Cause, by the Executive for Good Reason or Upon Non-Renewal by the Company. In addition to the compensation and benefits payable under Section 7(a) above, if the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason or upon Non-Renewal in accordance with Section 2 where it is the Company that provided written notice of non-renewal of this Agreement in accordance with Section 2, and the Executive returns an executed Release to the Company, which becomes final, binding and irrevocable within sixty (60) days following the Executive’s Date of Termination in accordance with Section 8, the Executive (or his Beneficiary following the Executive’s death) shall receive:

(i)                 the Executive’s accrued but unpaid Annual Bonus, if any, for the Fiscal Year ended prior to his Date of Termination payable at the same time annual bonuses for such Fiscal Year are paid to other key executives of the Company pursuant to the terms of the Bonus Plan;

(ii)              one hundred percent (100%) of the Executive’s outstanding Equity Awards as of the Date of Termination will be fully vested and exercisable;

(iii)            a severance payment payable in a single lump sum within five (5) business days after the Executive’s Release becomes final, binding and irrevocable in accordance with Section 8, in an amount equal to nine (9) months of Base Salary; and

(iv)             reimbursement of the COBRA premiums, if any, paid by the Executive for continuation coverage for the Executive, his spouse and dependents under the Company’s group health, dental and vision plans for the period such individuals have COBRA continuation coverage.

Notwithstanding the foregoing, if the Executive materially breaches this Agreement or the Executive’s Confidentiality Agreement, then the Company’s continuing obligations under this Section 7(c) shall cease as of the date of the breach and the Executive shall be entitled to no further payments hereunder.

8.                  Release. As a condition of receiving the compensation and benefits described in Section 7(c), the Executive must execute a release of any and all claims arising out of the Executive’s employment with the Company or the Executive’s separation from such employment (including, without limitation, claims relating to age, disability, sex or race discrimination to the extent permitted by law), excepting (i) claims for benefits under any employee benefit plan in accordance with the terms of such employee benefit plan, (ii) any right to exercise Equity Awards that are vested on the Date of Termination pursuant to the terms of such Equity Awards (as modified by the Employment Agreement), (iii) claims based on breach of the Company’s obligations to pay the compensation and benefits described in Section 5, Section 7(a) or Section 7(c) of this Employment Agreement, (iv) claims arising under the Age Discrimination in Employment Act after the date the Executive signs such release, and (v) any right to indemnification by the Company or to coverage under directors and officers liability insurance to which the Executive is otherwise entitled in accordance with this Agreement and the Company’s articles of incorporation or by laws or other agreement between the Executive and the Company (the “Release”). Such Release shall be in a form tendered to the Executive by the Company within five (5) business days following the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, which shall comply with any applicable legislation or judicial requirements, including, but not limited to, the Older Workers Benefit Protection Act, and shall be substantially in the form of release attached as Exhibit C. The compensation and benefits described in Section 7(c) will not be paid to the Executive if the Executive fails to execute the Release within the time frame specified in such Release, if the Executive revokes the Release within the applicable revocation period set forth in such Release or if the revocation period expires more than sixty (60) days following the Executive’s Date of Termination.

9.                  Excess Parachute Excise Tax.

(a)               Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Code to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined before application of any reductions required pursuant to this Section 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by the Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company will automatically reduce such Payments to the extent, but only to the extent, necessary so that no portion of the remaining Payments will be subject to the Excise Tax, unless the amount of such Payments that the Executive would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of such Payments that the Executive would retain after payment of all applicable Federal, state and local taxes after applying such reduction. Unless otherwise elected by the Executive, to the extent permitted under Code Section 409A, such reduction shall first be applied to any severance payments payable to the Executive under this Agreement, then to the accelerated vesting on any Equity Awards.

(b)               All determinations required to be made under this Section 9, including the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm of national standing reasonably acceptable to the Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by either the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

10.              Legal Fees. All reasonable legal fees and related expenses (including costs of experts, evidence and counsel) paid or incurred by the Executive pursuant to any claim, dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company if the Executive is successful on the merits pursuant to a legal judgment or arbitration. Except as provided in this Section 10, each party shall be responsible for its own legal fees and expenses in connection with any claim or dispute relating to this Agreement. The Company will reimburse the Executive for all legal fees associated with the negotiation and execution of this agreement, up to a maximum amount of five thousand dollars ($5,000 USD).

11.              Beneficiary. If the Executive dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement, such amounts shall be paid to one or more beneficiaries (each, a “Beneficiary”) designated by the Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to the Executive’s estate. Such payments shall be made in accordance with the terms of this Agreement. The Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by a submitting to the Company a new designation in writing.

12.              Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, email or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Immunic, Inc.

c/o Immunic AG

Lochhamer Schlag 21

82166 Gräfelfing, Germany

Attn: Chief Legal Counsel

Email: inderpal.singh@imux.com

If to the Executive:

Andreas Rolf Muehler

[●]

Email: [●]

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

13.              Withholding. The Company shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.

14.              Arbitration.

(a)               If the parties are unable to resolve any dispute or claim relating directly or indirectly to this agreement or any dispute or claim between the Executive and the Company or its officers, directors, agents, or employees (a “Dispute”), then either party may require the matter to be settled by final and binding arbitration by sending written notice of such election to the other party clearly marked “Arbitration Demand.” Thereupon such Dispute shall be arbitrated in accordance with the terms and conditions of this Section 14. Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm or to enforce the terms of the Confidentiality Agreement.

(b)               The Dispute shall be resolved by a single arbitrator in an arbitration administered by the American Arbitration Association in accordance with its Employment Arbitration Rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be final and binding on the parties, and specific performance giving effect to the decision of the arbitrator may be ordered by any court of competent jurisdiction.

(c)               Nothing contained herein shall operate to prevent either party from asserting counterclaim(s) in any arbitration commenced in accordance with this Agreement, and any such party need not comply with the procedural provisions of this Section 14 in order to assert such counterclaim(s).

(d)               The arbitration shall be filed with the office of the American Arbitration Association (“AAA”) located in New York or such other AAA office as the parties may agree upon (without any obligation to so agree). The arbitration shall be conducted pursuant to the Employment Arbitration Rules of AAA as in effect at the time of the arbitration hearing, such arbitration to be completed in a sixty (60)-day period. In addition, the following rules and procedures shall apply to the arbitration:

(e)               The arbitrator shall have the sole authority to decide whether or not any Dispute between the parties is arbitrable and whether the party presenting the issues to be arbitrated has satisfied the conditions precedent to such party’s right to commence arbitration as required by this Section 14.

(f)                The decision of the arbitrator, which shall be in writing and state the findings, the facts and conclusions of law upon which the decision is based, shall be final and binding upon the parties, who shall forthwith comply after receipt thereof. Judgment upon the award rendered by the arbitrator may be entered by any competent court. Each party submits itself to the jurisdiction of any such court, but only for the entry and enforcement to judgment with respect to the decision of the arbitrator hereunder.

(g)               The arbitrator shall have the power to grant all legal and equitable remedies (including, without limitation, specific performance) and award compensatory and punitive damages if authorized by applicable law.

(h)               Except as otherwise provided in Section 10 or by law, the parties shall bear their own costs in preparing for and participating in the resolution of any Dispute pursuant to this Section 14, and the costs of the arbitrator(s) shall be equally divided between the parties.

(i)                 Except as provided in the last sentence of Section 14(a), the provisions of this Section 14 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any Dispute arising in connection with this Agreement. Any party commencing a lawsuit in violation of this Section 14 shall pay the costs of the other party, including, without limitation, reasonable attorney’s fees and defense costs.

15.              Recoupment.

(a)               Policy. Any incentive-based compensation received by the Executive including Annual Bonus and Equity Awards, whether pursuant to this Agreement or otherwise, that is granted, earned or vested based in any part on attainment of a financial reporting measure, shall be subject to the terms and conditions of the Company’s Claw Back Compensation Policy, if any (the “Recoupment Policy”), and any other policy of recoupment of compensation as shall be adopted from time to time by the Board or its Compensation Committee as it deems necessary or appropriate to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 304 of the Sarbanes-Oxley Act of 2002, and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with any of the foregoing. The terms and conditions of the Recoupment Policy, including any changes to the Recoupment Policy adopted from time to time by the Company, are hereby incorporated by reference into this Agreement.

(b)               Non-Indemnification and Advancement for Recoupment. The Company shall not be obligated to indemnify or advance funds to the Executive for any payment or reimbursement by the Executive to the Company of any bonus or other incentive-based or equity-based compensation previously received by the Executive or payment of any profits realized by the Executive from the sale of securities of the Company, as required in each case under the Securities Exchange Act of 1934 or under the rules of the stock exchange on which the common stock of the Company is listed (including any such payments or reimbursements under Section 304 and 306 of the Sarbanes-Oxley Act of 2002, or pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with any of the foregoing).

16.              Miscellaneous

(a)               Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of New York without regard to the application of choice of law rules.

(b)               Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other prior agreements, promises, understandings and representations regarding the Executive’s employment, compensation, severance or other payments contingent upon the Executive’s termination of employment, whether written or otherwise, other than the Executive’s Service Agreement with Immunic AG.

(c)               Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

(d)               Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provisions shall be construed, if possible, so as to be enforceable under applicable law, or such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(e)               Binding Effect. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of the Executive (including the Beneficiary) and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or substantially all of its assets, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the Company for purposes of this Agreement.

(f)                Successors and Assigns; Nonalienation of Benefits. Except as provided in Section 16(e) in the case of the Company, or to the Beneficiary in the case of the death of the Executive, this Agreement is not assignable by any party. Compensation and benefits payable to the Executive under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive or a Beneficiary, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

(g)               Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.

(h)               Survivorship. Notwithstanding anything in this Agreement to the contrary, all terms and provisions of this Agreement that by their nature extend beyond the Date of Termination shall survive termination of this Agreement.

(i)                 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one document.

17.              No Contract of Employment. Nothing contained in this Agreement will be construed as a right of the Executive to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge the Executive with or without Cause.

18.              Section 409A of the Code.

(a)               The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be construed and interpreted in accordance with such intent. The Executive’s termination of employment (or words to similar effect) shall not be deemed to have occurred for purposes of this Agreement unless such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder.

(b)               Notwithstanding any provision in this Agreement to the contrary, if the Executive is deemed on the date of the Executive’s separation from service to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A and the regulations issued thereunder that is payable due to the Executive’s separation from service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s separation from service, and (ii) the date of the Executive’s death (the “Delay Period”). On the first day of the seventh (7th) month following the date of the Executive’s separation from service or, if earlier, on the date of the Executive’s death, all payments delayed pursuant to this Section 18 shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due to the Executive under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)               To the extent any reimbursement of costs and expenses (including reimbursement of COBRA premiums pursuant to Section 7(c)(iv)) provided for under this Agreement constitutes taxable income to the Executive for Federal income tax purposes, such reimbursements shall be made as soon as practicable after the Executive provides proper documentation supporting reimbursement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)               If under this Agreement, any amount is to be paid in two (2) or more installments, each such installment shall be treated as a separate payment for purposes of Section 409A.

19.              Executive Acknowledgement. The Executive hereby acknowledges that the Executive has read and understands the provisions of this Agreement, that the Executive has been given the opportunity for the Executive’s legal counsel to review this Agreement, that the provisions of this Agreement are reasonable and that the Executive has received a copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the dates set forth below.

IMMUNIC, INC.

By:	/s/ Daniel Vitt
Name:	Daniel Vitt
Title:	Chief Executive Officer

Date: 12/18/2023

EXECUTIVE

/s/ Andreas Rolf Muehler
Andreas Rolf Muehler

Date: 12/18/2023

Signature Page

EXHIBIT A

“Annual Bonus” shall have the meaning set forth in Section 5(b) of the Employment Agreement.

“Base Salary” shall have the meaning set forth in Section 5(a) of the Employment Agreement.

“Beneficiary” shall have the meaning set forth in Section 11 of the Employment Agreement.

“Board” means the Board of Directors of the Company.

“Bonus Plan” shall have the meaning set forth in Section 5(b) of the Employment Agreement.

“Cause” means one or more of the following:

(i)       The Executive’s willful failure to perform his duties hereunder (other than as a result of illness or injury) that directly, materially and demonstrably impairs or damages the property, goodwill, reputation, business or finances of the Company;

(ii)       The Executive’s willful misconduct or gross negligence in the performance of his duties hereunder that directly, materially and demonstrably impairs or damages the property, goodwill, reputation, business or finances of the Company;

(iii)       The conviction of, or plea of nolo contendere by, the Executive to, a felony or a crime involving moral turpitude that materially and demonstrably impairs or damages the property, goodwill, reputation, business or finances of the Company; or

(iv)       The Executive’s commission of any willful acts of personal dishonesty in connection with his responsibilities as an employee of the Company that directly, materially and demonstrably impairs or damages the property, goodwill, reputation, business or finances of the Company.

“Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Competing Business” shall have the meaning set forth in Section 10(a) of Exhibit B to the Employment Agreement.

“Confidentiality Agreement” means the Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement between the Company and the Executive, a copy of which is attached to this Agreement as Exhibit B, pursuant to which the Executive has agreed to abide by certain covenants (including covenants not to disclose confidential information, compete with the Company or solicit employees, consultants or independent contractors of the Company).

“Date of Termination” means the date specified in a written notice of termination delivered pursuant to Section 6 hereof, or the Executive’s last date as an active employee of the Company before a termination of employment due to his death or Non-Renewal.

Exhibit A - Page 1

“Disabled” or “Disability” means a mental or physical condition that renders the Executive substantially incapable of performing his duties and obligations under this Agreement, after taking into account provisions for reasonable accommodation, as determined by a medical doctor (such doctor to be mutually determined in good faith by the parties) for four (4) or more consecutive months or for a total of four (4) months during any twelve (12) consecutive months.

“Fiscal Year” means the fiscal year of the Company, which is the calendar year.

“Good Reason” means, unless the Executive has consented in writing thereto, the occurrence of any of the following:

(i)       the assignment to the Executive of any duties materially inconsistent with the Executive’s position, including any change in status, title, authority, duties or responsibilities or any other action which results in a material diminution in such status, title, authority, duties or responsibilities;

(ii)       a material reduction in the Executive’s Base Salary by the Company or any breach by the Company of its obligations pursuant to Section 5(c) with respect to the Executive’s benefits;

(iii)       the relocation of the Executive’s office to a location more than fifty (50) miles from New York, New York; or

(iv)       a material breach of this Agreement by the Company.

“Non-Renewal” shall have the meaning set forth in Section 6(f) of the Employment Agreement.

“Release” shall have the meaning set forth in Section 8 of the Employment Agreement.

“Term of Employment” shall have the meaning set forth in Section 2 of the Employment Agreement.

Exhibit A - Page 2

EXHIBIT B

CONFIDENTIAL INFORMATION, ASSIGNMENT OF RIGHTS,
NON-SOLICITATION AND NON-COMPETITION AGREEMENT

In consideration of my employment with Immunic, Inc., or any of its subsidiaries, in connection with the performance of my duties as an employee of the Immunic, Inc. or any of its subsidiaries (“Company”) (hereinafter, my “Employment”), I hereby agree and acknowledge, effective as of _____________, 2021, that:

Confidential Information

1.	As a result of my Employment, I may come to possess Confidential Information, and the Company has informed me that it will not retain me unless I agree to the terms of this Agreement and abide by them. As used in this Agreement, “Confidential Information” includes, without limitation, information, whether or not in tangible form, which has not been publicly disclosed regarding Company, any of Company’s customers, remarketing and/or support agreements made between Company and its business partners which disclose product data, commission rates, territories, quotas, and terms of licenses; the identities and locations of vendors and consultants furnishing materials and services to Company and the terms of such arrangements (including prices) negotiated by Company with such vendors and consultants; data relating to sales and license volumes, by customer, by location or by product; data relating to consulting agreements between Company and its customers which disclose billing rates, budgets, deliverables, time schedules and staff assignments; customer and product licensee and prospective product licensee lists; financial information that has not been released to the public by Company; employee lists of Company; future business plans, licensing strategies, advertising campaigns and the like; data provided to you which is marked as confidential or proprietary to Company, one of Company’s customers or business partners; proposed or actual acquisitions of stock or assets by Company; and/or any other information concerning or used in Company’s business, its manner of operations, its plan, processes or other data.

The definition of Confidential Information also shall include “Trade Secrets”, which are defined as the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, data-processing technique, computer program, or improvement that is valuable and secret (in the sense that it is not generally known to competitors of Company or competitors of its business partners). To the extent consistent with the foregoing, Trade Secrets include, without limitation, the specialized information and technology embodied in computer program material, including source and object code, system and user documentation, and program and system designs that provide Company or its business partners with an advantage over their competitors in the development, sales, implementation and support of their application software and products.

I acknowledge that Company has developed its Confidential Information through its own efforts and at great expense. I further acknowledge that Company has a legitimate interest in protecting its Confidential Information.

EXHIBIT B-1

2.	I will not at any time, except as required by my duties at Company, duplicate, remove, transfer, use, disclose or communicate, or knowingly allow any other person to duplicate, remove, transfer, use, disclose or communicate, any Confidential Information. I will safeguard all Confidential Information at all times so that it is not exposed to, or taken by, unauthorized persons and will exercise my best efforts to assure its safekeeping. I understand that the maintenance of the confidentiality of Confidential Information is material and essential to Company and its disclosure would have a severe adverse effect on the conduct of Company’s business, and Company’s competitive position and goodwill.

3.	Upon termination of my Employment, whether voluntary or involuntary, or upon Company’s request at any time during the term of my Employment, I will deliver to Company all written and other materials which contain or relate to Confidential Information, whether formal or informal, whether prepared by me or by others and whether required by my employment or for my personal use, including, without limitation, all documents, notes, computer programs and data prepared for or stored in or obtained from any automated information system, all of which materials shall be and remain the property of Company. In addition, I shall also provide any information, such as passwords or codes, necessary to allow Company to fully utilize its property.

4.	I will not make any unauthorized disclosure of trade secrets or confidential information to any third person, including any such information which is subject to a confidentiality agreement between Company and such third person, to which I gain access as a result of my Employment.

5.	My obligations under this Agreement will remain in effect both during the term of my Employment and thereafter, whatever the reason for termination of my Employment, and shall survive any termination of this Agreement.

Assignment of Right

6.	(a)	All intellectual property in whatever form including, without limitation, inventions, discoveries, ideas, computer programs, programs based upon or developed from computer programs, improvements, codes, methods, algorithms, trade secrets, know-how, system documentation, technical data, drawings, flow charts, prototypes, design specifications, and any other documentation, notes and materials related to the foregoing (whether or not patentable or copyrightable) that are conceived or made by me, either alone or with others, during the course of or derived from my Employment by Company and in any way related to my Employment or to any business in which Company is engaged at any time during the term of my Employment or (if it should reasonably be known by me) is considering in engaging (“Discoveries”), shall be deemed to be “works made for hire” if permitted by applicable law and shall belong to Company.

(b)	I will promptly disclose all Discoveries to Company.

(c)	To the extent that any Discovery does not constitute a work made for hire pursuant to applicable law, I hereby transfer, grant, convey, assign and relinquish exclusively to Company all of my rights to, title to and interest in all Discoveries, in perpetuity (or for the longest period of time otherwise permitted by law), including:

EXHIBIT B-2

(i)	all of my rights, title, interest, and benefit (including the right to make, use, or sell under patent law; to copy, adapt, distribute, display, and perform under copyright law; and to use and disclose under trade secret law) in and to all United States and foreign patents and patent applications, patent license rights, patentable inventions, trade secrets, trademarks, service marks, trade names (including, in the case of trademarks, service marks and trade names, all goodwill pertaining thereto), copyrights, technology licenses, know-how, confidential information, shop rights, and all other intellectual property rights owned or claimed or acquired in the future by me as embodied in the Discoveries; and

(ii)	all of my rights, title, interest, and benefit and all powers and privileges, in, to, and under all technical data, drawings, prototypes, engineering files, system documentation, flow charts, and design specifications developed by, owned, or acquired previously or in the future by me in connection with the development of the programming, inventions, processes, and apparatus entailed by the Discoveries.

(d)	I will execute and deliver, from time to time after the date hereof, upon Company’s request, such further conveyance instruments, and take such further actions, as may be necessary or desirable to evidence more fully the transfer of ownership of all the Discoveries to Company, or the original ownership of all the Discoveries on the part of Company, to the fullest extent possible. I therefore agree to:

(i)	execute, acknowledge, and deliver any affidavits or documents of assignment and conveyance regarding the Discoveries.

(ii)	provide testimony in connection with any proceeding affecting the right, title, interest, or benefit of Company in or to the Discoveries.

(iii)	perform any other acts deemed necessary to carry out the intent of this Agreement including, without limitation, assisting in the application, perfection, maintenance and enforcement of the Discoveries and all rights relating thereto.

(e)	In furtherance of this Agreement, I hereby acknowledge that, from this date forward, or a previous date if rights were earlier transferred, Company has succeeded to all of my rights, title, and standing to:

(i)	receive all rights and benefits pertaining to the Discoveries.

(ii)	institute and prosecute all suits and proceedings and take all actions that Company, in its sole discretion may deem necessary or proper to collect, assert, or enforce any claim, right, or title of any kind in and to any and all of the Discoveries.

EXHIBIT B-3

(iii)	defend and compromise any and all such actions, suits, or proceedings relating to such transferred and assigned rights, title, interest, and benefits, and do all other such acts and things in relation thereto as Company, in its sole discretion, deems advisable.

(f)	Upon termination of my Employment, I will immediately surrender to Company all materials and work product in my possession or within my control (including all copies thereof) relating in any way to the Discoveries.

(g)	To effectuate the terms of this paragraph 6, I hereby name and irrevocably constitute and appoint Company, with the full power of substitution therein, as my true and lawful attorney-in-fact to exercise the rights assigned hereby.

(h)	I represent and warrant that no consents of any other parties are necessary or appropriate under any agreements concerning any of the Discoveries in order for the transfer and assignment of any of the Discoveries under this Agreement to be legally effective.

(i)	I represent and warrant that, to the best of my knowledge, upon consummation of this Agreement, Company will have good and marketable title to the Discoveries, free and clear of any and all liens, mortgages, encumbrances, pledges, security interests, or charges of any nature whatsoever.

7.	I have listed on the Schedule attached to this Agreement all inventions, if any, conceived or made by me prior to my Employment by Company and which are to be excluded from this Agreement, as well as any restrictions on any work for Company or any obligations under this Agreement arising from any prior employment or other agreement. I am not required to list on the Schedule any inventions conceived or made by me prior to my Employment by Company that (i) are unrelated to the business, operations, services or products of Company or (ii) are solely related to my personal hobbies and not to the business, operations, service or products of Company.

Non-Solicitation

8.	I agree that all Company relationships, whether or not contractual, including but not limited to, relationships with employees, contractors, consultants, partners (collectively “Relationships”) are the sole property of Company. I agree that, during and after my Employment with Company, unless Company provides written consent, I will not directly or indirectly provide information, including but not limited to, employee lists, resumes, independent contractor agreements, employment information and contact information, to other entities or individuals. I agree not to interfere with these Relationships by hiring or soliciting for hire individuals or entities, directly or indirectly, to work with or for any person or entity external to Company without the written consent of Company, during, and for a period of twenty-four (24) months after the termination of, my Employment with Company.

9.	I agree that all Company relationships with customers, partners, resellers, vendors and suppliers and all information, whether or not in writing, are and shall be the exclusive property of Company (collectively “Customer Information”). Customer Information shall not be used outside the duties of my Employment with Company without the written consent of Company, either during or after the termination of my Employment with Company.

EXHIBIT B-4

Non-Competition

10.	(a)	I further agree that, during the term of my Employment with Company, and for a period of twelve (12) months following the termination (whether voluntary or involuntary) of such Employment, I will not engage in any capacity (including without limitation, as an employee, officer, director, consultant or shareholder (other than as an owner of one percent (1%) or less of the outstanding shares of any publicly-traded company)), in any Competing Business in any geographical area in which Company (or any of Company’s affiliates) transacts such business. For purposes of this Agreement a “Competing Business” means a pharmaceutical or biotech company for which their commercial business or their development portfolio based on number of development projects (for a non-commercial company) comprises at least 50% of oral drugs to be used in non-oncology immunological diseases.

(b)	The covenants contained in this Section 10 shall be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. Accordingly, I agree that if any of the provisions of this Section 10 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be construed (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) by limiting and reducing it so as to be enforceable to the fullest extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

11.	Breach by me of any provision of this Agreement will cause Company irreparable injury and damage for which money damages may not be adequate. In addition to all other remedies that are available to it, Company shall be entitled to preliminary and permanent injunctive and equitable relief to prevent or remedy a breach of this Agreement by me.

12.	This Agreement:

(a)	shall bind my heirs, executors, administrators, legal representatives and assigns, and supersedes any prior agreements concerning Confidential Information executed by me with or in favor of Company, if any.

(b)	constitutes the entire understanding between Company and me concerning Confidential Information and no waiver or amendment of any provision of this Agreement shall be valid or effective unless in writing and signed by the party against whom enforcement thereof is sought.

(c)	shall be enforceable by Company or any of its successors or assigns.

(d)	shall be enforced and construed in accordance with the laws of the State of New York, without giving effect to the choice of laws principles of New York that would result in the application of the laws of any other jurisdiction.

EXHIBIT B-5

13	Should any part of this Agreement for any reason be declared by any court of competent jurisdiction to be invalid, that decision shall not affect the validity of the remaining portion, which shall continue in full force and effect as if this Agreement had been executed with the invalid portion eliminated, provided, however, that this Agreement shall be interpreted to carry out to the greatest extent possible the intent of the parties and to provide to Company substantially the same benefits as Company would have received under this Agreement if such invalid part of this Agreement had been enforceable.

14.	I represent that I am not a party to, or bound by, any confidentiality agreements, non-compete agreements, restrictive covenants, non-solicitation agreements, invention and assignment agreements, or any other agreements or obligations to any former employer or other entity that will prevent me from performing, or impede me in performance of service for Company. I also represent that I have disclosed to Company all contracts or agreements that could prevent me from carrying out my responsibilities for Company. I further acknowledge that I have not and will not take or remove from my prior employment the originals or copies of any documents maintained as confidential or proprietary information by my prior employer, and that I have not and will not disclose any confidential or proprietary information of my prior employer. Therefore, I am “free and clear” to be employed by Company. I acknowledge that Company is relying on my representation in making its offer of employment, in employing me, or in continuing my employment with Company. I further agree not to enter into any agreement either written or oral in conflict with my Employment with Company.

15.	I further agree that this Agreement does not constitute a contract of employment, and that I have the right to resign and Company has the right to terminate my employment at any time, for any reason, with or without cause, subject to the provisions of any written employment agreement between Company and me. I hereby acknowledge that I have read this Agreement, understand it and agree to be bound by its restrictions.

ANDREAS ROLF MUEHLER

(Date Signed)

ACCEPTED AND DATED AS OF ___________________

IMMUNIC, INC.

By:
Name:
Title:

EXHIBIT B-6

SCHEDULE

Immunic, Inc.

c/o Immunic AG

Lochhamer Schlag 21

82166 Gräfelfing, Germany

Attn: Chief Legal Counsel

Email: inderpal.singh@imux.com

1.       The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Immunic, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me, alone or jointly with others, prior to my employment by the Company that I desire to remove from the operation of the Company’s Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement.

______ No inventions or improvements.

______ See below: Any and all inventions regarding

______ Additional sheets attached.

2.       I propose to bring to my employment the following materials and documents of a former employer:

______ No materials or documents.

______ See below:

_______________________________

Andreas Rolf Muehler

_______________________________

Date

EXHIBIT B-7

EXHIBIT C

WAIVER AND RELEASE

This is a Waiver and Release (“Release”) between Andreas Rolf Muehler (“Executive”) and Immunic, Inc. (the “Company”). The Company and the Executive agree that they have entered into this Release voluntarily, and that it is intended to be a legally binding commitment between them.

In consideration for and contingent upon the Executive’s right to receive the benefits described in the Employment Agreement between the Company and the Executive (the “Employment Agreement”) and this Release, the Executive hereby agrees as follows:

(a)       General Waiver and Release. Except as provided in Paragraph (e) below, the Executive and any person acting through or under the Executive hereby release, waive and forever discharge the Company, its past and present subsidiaries and affiliates, and their respective successors and assigns, and their respective past and present officers, trustees, directors, shareholders, executives and agents of each of them, from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys’ fees and expenses), whether known or unknown, absolute, contingent or otherwise (each, a “Claim”), arising or which could have arisen up to and including the date of his execution of this Release, including without limitation those arising out of or relating to the Executive’s employment or cessation and termination of employment, or any other written or oral agreement, any change in the Executive’s employment status, any benefits or compensation, any tortious injury, breach of contract, wrongful discharge (including any Claim for constructive discharge), infliction of emotional distress, slander, libel or defamation of character, and any Claims arising under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, or any other federal, state or local statute, law, ordinance, regulation, rule or executive order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by the Executive against the Company or its subsidiaries and affiliates in any legal, administrative or other proceeding. the Executive agrees that if any action is brought in his name before any court or administrative body, the Executive will not accept any payment of monies in connection therewith.

(b)       Miscellaneous. the Executive agrees that Section 7(c) of the Employment Agreement (which is specifically incorporated herein by reference) specifies payments from the Company to himself, the total of which meets or exceeds any and all funds due him by the Company, and that he will not seek to obtain any additional funds from the Company with the exception of non-reimbursed business expenses. (This covenant does not preclude the Executive from seeking workers’ compensation, unemployment compensation, or benefit payments from the Company’s insurance carriers that could be due him.)

(c)       Non-Solicitation, Confidentiality and Non-Solicitation Covenants. the Executive warrants that the Executive has, and will continue to comply fully with Section 3(c) of the Employment Agreement and the provisions of the Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement by and between the Company and the Executive.

EXHIBIT C-1

(d)       THE COMPANY AND THE EXECUTIVE AGREE THAT THE BENEFITS DESCRIBED IN SECTION 7(C) OF THE EMPLOYMENT AGREEMENT AS SUBJECT TO EXECUTIVE’S COMPLIANCE WITH SECTION 8 THEREOF ARE CONTINGENT UPON THE EXECUTIVE SIGNING THIS RELEASE. THE EXECUTIVE FURTHER UNDERSTANDS AND AGREES THAT IN SIGNING THIS RELEASE, EXECUTIVE IS RELEASING POTENTIAL LEGAL CLAIMS AGAINST THE COMPANY. THE EXECUTIVE UNDERSTANDS AND AGREES THAT IF HE DECIDES NOT TO SIGN THIS RELEASE, OR IF HE REVOKES THIS RELEASE, THAT HE WILL IMMEDIATELY REFUND TO THE COMPANY ANY AND ALL SEVERANCE PAYMENTS AND OTHER BENEFITS HE MAY HAVE ALREADY RECEIVED.

(e)       The waiver contained in Paragraph (a) and (b) above does not apply to:

(i)	Any claims for benefits under employee benefit plans in accordance with the terms of the applicable employee benefit plan, including the Executive’s right to elect continuation coverage under the Company’s group health, dental and/or visions plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA),

(ii)	Any right to exercise stock options or stock appreciation rights that were vested and exercisable on the Date of Termination or the end of the Term of Employment in accordance with the terms thereof (as modified by the Employment Agreement);

(iii)	Any Claim under or based on a breach of the Company’s obligations to pay the compensation and benefits described in Sections 5 or 7(a) or (c) of the Employment Agreement,

(iv)	Rights or Claims that may arise under the Age Discrimination in Employment Act after the date that the Executive signs this Release, and

(v)	Any right to indemnification by the Company or to coverage under directors and officers liability insurance to which the Executive is otherwise entitled in accordance with Section 12 of Employment or the Company’s articles of incorporation or by-laws or other agreement between the Executive and the Company.

(f)       EXECUTIVE ACKNOWLEDGES THAT HE HAS READ AND IS VOLUNTARILY SIGNING THIS RELEASE. EXECUTIVE ALSO ACKNOWLEDGES THAT HE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY, HE HAS BEEN GIVEN AT LEAST [21][45] DAYS TO CONSIDER THIS RELEASE BEFORE THE DEADLINE FOR SIGNING IT; [HE HAS RECEIVED A RECEIVED A WRITTEN DESCRIPTION OF THE JOB TITLES AND AGES ALL INDIVIDUALS SELECTED FOR THIS JOB ELIMINATION PROGRAM AND THE AGES OF ANY INDIVIDUALS IN THE SAME JOB CLASSIFICATIONS WHO ARE NOT SELECTED FOR THIS JOB ELIMINATION PROGRAM AS PROVIDED BY THE ADEA (SUCH DESCRIPTION ATTACHED AS EXHIBIT A HERETO)]; AND HE UNDERSTANDS THAT HE MAY REVOKE THE RELEASE WITHIN SEVEN (7) DAYS AFTER SIGNING IT. IF NOT REVOKED WITHIN SUCH PERIOD, THIS RELEASE WILL BECOME EFFECTIVE ON THE EIGHTH (8) DAY AFTER IT IS SIGNED BY EXECUTIVE.

EXHIBIT C-2

BY SIGNING BELOW, BOTH THE COMPANY AND EXECUTIVE AGREE THAT THEY UNDERSTAND AND ACCEPT EACH PART OF THIS RELEASE.

ANDREAS ROLF MUEHLER

(Date Signed)

ACCEPTED AND DATED AS OF ___________________

IMMUNIC, INC.

By:
Name:
Title:

EXHIBIT C-3